Exhibit 99.1

Contact:

CryoCor, Inc. Gregory J. Tibbitts Chief Financial Officer (858) 909-2200 gtibbitts@cryocor.com	The Ruth Group Stephanie Carrington / Nick Laudico (investors) (646) 536-7017 / 7030 scarrington@theruthgroup.com nlaudico@theruthgroup.com Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

For Immediate Release

CryoCor Reports Second Quarter 2006 Results and

Provides Clinical Update

San Diego, CA, August 3, 2006 – CryoCor, Inc. (Nasdaq: CRYO), a medical device company focused on the treatment of cardiac arrhythmias, today reported on its financial results for the three months ended June 30, 2006 and provided an update on its ongoing clinical initiatives. CryoCor announced that as of July 28, 2006 it had enrolled 131 patients in its atrial fibrillation, or AF, pivotal trial, and that patients have been enrolling at a rate of approximately 5-10 patients per month. CryoCor indicated that it expects the enrollment for its pivotal trial to be completed in the second half of 2006.

Clinical Initiatives

CryoCor previously reported that the Company received a letter from the U.S. Food and Drug Administration, or FDA, stating that the Company’s application for premarket approval, or PMA, for the Cardiac Cryoablation System was not approvable for the treatment of atrial flutter, or AFL, at present. The FDA stated that the data presented did not meet the FDA’s chronic efficacy criteria. Since receiving the letter from the FDA, CryoCor has retained expert physicians in the field of electrophysiology to review the clinical data for all patients treated in its pivotal trial to independently determine the success of each procedure. Additionally, CryoCor engaged external regulatory consultants to assist with its efforts to reevaluate the clinical data and advise CryoCor on a potential amendment to its PMA based on additional information.

CryoCor reported that based upon a meeting held with the FDA on July 26, 2006, where the process and the results of the reevaluation of the chronic efficacy data were discussed, CryoCor intends to proceed with filing an amendment to its PMA for the treatment of AFL. CryoCor expects the amendment to be filed in the third quarter of 2006 and will include the reevaluation of the chronic efficacy data. There can be no assurance that the FDA will accept the chronic efficacy data or that the amendment to the PMA will be approved by the FDA.

Financial Review

CryoCor markets its Cardiac Cryoablation System in Europe, where it has received CE mark approval. Product Sales for the three months ended June 30, 2006 decreased $42,000 to $159,000 compared to $201,000 for the same period in 2005. The decrease was due to the reduced sales activities in Europe associated with the ongoing restructuring and closure of the Company’s German subsidiary. The Company now has one distributor which it utilizes to sell into the European market and therefore, the decreased level of sales activity is anticipated to recur for the foreseeable future and the Company anticipates that it will enter additional markets in Europe only in the event that its product is approved in the United States. As of June 30, 2006, the Company has deferred revenue of $259,000 related to product shipped to hospitals that has not yet met the Company’s revenue recognition criteria.

Cost of sales for the three months ended June 30, 2006 decreased $327,000 to $547,000 compared to $874,000 for the same period in 2005. The decrease is primarily related to lower headcount as a result of a staff restructuring that occurred during March 2006, as well as the three months ended June 30, 2005 included costs related to a product recall. Cost of sales is high relative to the volume of sales due to the fixed costs associated with manufacturing our product. Included in cost of sales for the three months ended June 30, 2006 and 2005 were non-cash stock-based compensation of $112,000 and $96,000, respectively.

Research and development expense for the three months ended June 30, 2006 decreased $736,000 to $1.4 million, compared to $2.1 million for same period in 2005. The decrease in 2006 was primarily related to lower personnel costs of $357,000 and lower non-cash stock-based compensation expense of $80,000 both due to decreased headcount related to our staff restructuring. In addition, the decrease was a result of lower trial costs of $141,000 associated with lower enrollment and lower equipment costs related to our AF pivotal trial. Included in research and development expenses for the three months ended June 30, 2006 and 2005 were non-cash stock-based compensation of $131,000 and $211,000, respectively.

Selling, general and administrative expenses for the three month period ended June 30, 2006 increased $177,000 to $1.8 million, compared to $1.6 million for the same period in 2005. The increase was primarily due to severance costs associated with our restructuring of $199,000 and general increased costs associated with being a public company, partially offset by decreased legal costs. Included in general and administrative expenses for the three months ended June 30, 2006 and 2005 were non-cash stock-based compensation of $312,000 and $314,000, respectively.

The loss from operations for the three months ended June 30, 2006 was $3.6 million compared to $4.8 million for the same period in 2005. The net loss attributable to common stockholders for the three months ended June 30, 2006 was $3.6 million compared to $6.1 million for the same period in 2005.

Included in the net loss attributable to common stockholders for the quarter ended June 30, 2005 were dividends and accretion to redemption value of Series D redeemable convertible preferred stock as well as cumulative dividends on Series C convertible preferred stock of $1.4 million. Basic and diluted net loss per share for the three months ended June 30, 2006 was $0.33.

Cash, cash equivalents and short-term investments were $23.9 million as of June 30, 2006.

About CryoCor

CryoCor is a medical technology company that has developed and manufactures a disposable catheter system based on its proprietary cryoablation technology for the minimally invasive treatment of cardiac arrhythmias. The Company’s product, the CryoCor Cardiac Cryoablation System, or the Cryoablation System, is designed to treat cardiac arrhythmias through the use of cryoenergy, or extreme cold, to destroy targeted cardiac tissue. The Cryoablation System has been approved in Europe for the treatment of AF and AFL, the two most common and difficult to treat arrhythmias, since 2002. In the United States, CryoCor is conducting a pivotal trial to evaluate the safety and efficacy of the Cryoablation System for the treatment of AF. In addition, the Company has conducted a pivotal trial for the treatment of AFL and filed a PMA with the FDA in 2005. The FDA did not approve that PMA filing for the treatment of AFL and CryoCor expects to amend its PMA based upon a different evaluation of the clinical data. For more information please visit the Company’s website at http://www.cryocor.com

Forward Looking Statements

The statements in this press release that are not descriptions of historical facts are forward-looking statements that are subject to risks and uncertainties. These include statements related to CryoCor’s proposed amendment to its PMA for AFL including CryoCor’s timing for filing such an amendment, its expectations for completing enrollment in its AF pivotal trial, and the other financial guidance included in this press release, all of which are prospective. Such statements are only predictions and reflect the Company’s expectations and assumptions as of the date of this press release based on currently available operating, financial, and competitive information. The actual events or results may differ materially from those projected in such forward-looking statements due to a number of factors, including risks involved with the Company’s ability to meet its financial guidance, access additional financing when and to the extent necessary and obtain regulatory approval in the United States for its Cryoablation System for use in treating AFL and AF within its anticipated timeframes, if at all; risks associated with the Company’s ability to complete enrollment in its AF pivotal trial and submit a PMA for AF; risks associated with the Company’s ability to amend its PMA for AFL and ultimately receive approval from the FDA for the use of its Cryoablation System to treat AFL; risks associated with the Company’s ability to successfully commercialize its Cryoablation System in the United States and elsewhere if its Cryoablation System is approved for use in the United States; risks associated with the Company’s dependence on patents and proprietary rights; risks associated with the Company’s protection and enforcement of its patents and proprietary rights; risks associated with the development or availability of competitive products or technologies; and the other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update any of these forward-looking statements.

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CryoCor, Inc.

Condensed Consolidated Balance Sheets

(in thousands except share amounts)

	June 30, 2006	December 31, 2005
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$5,101	$10,583
Short-term investments	18,777	20,363
Inventories, net	982	718
Other current assets	596	856

Total current assets	25,456	32,520
Property and equipment, net	662	680
Other assets	213	244

Total assets	$26,331	$33,444

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$159	$488
Accrued liabilities	1,694	1,936
Deferred revenue	259	205
Short-term debt	6,714	—
Capital lease obligation, current portion	—	2

Total current liabilities	8,826	2,631
Long-term debt	—	6,570
Stockholders’ equity:
Common stock, $0.001 par value, 75,000,000 shares authorized; 10,763,923 and 10,643,999 shares issued and outstanding at June 30, 2006 and December 31, 2005, respectively	11	11
Additional paid-in capital	95,214	99,089
Accumulated comprehensive income	81	67
Deferred stock compensation	—	(4,964)
Accumulated deficit	(77,801)	(69,960)

Total stockholders’ equity	17,505	24,243

Total liabilities and stockholders’ equity	$26,331	$33,444

Consolidated Statements of Operations

(in thousands except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Product sales	$159	201	$272	$530
Operating expenses:
Cost of sales(1)	547	874	1,310	1,597
Research and development(1)	1,395	2,131	2,926	3,815
Selling, general and administrative(1)	1,815	1,638	3,946	3,131

Total costs and expenses	3,757	4,643	8,182	8,543

Loss from operations	(3,598)	(4,442)	(7,910)	(8,013)

Interest income	298	25	609	45
Interest expense	(270)	(335)	(540)	(424)

Net loss	(3,570)	(4,752)	(7,841)	(8,392)
Dividends and accretion to redemption value of redeemable convertible preferred stock	—	(1,334)	—	(2,662)
Cumulative dividends on Series C preferred stock	—	(43)	—	(102)

Net loss attributable to common stockholders	$(3,570)	$(6,129)	$(7,841)	$(11,156)

Basic and diluted net loss per share attributable to common stockholders	$(0.33)	$(41.27)	$(0.73)	$(101.59)

Shares used to compute basic and diluted net loss per share attributable to common stockholders	10,749	149	10,705	110

(1) Includes non-cash stock-based compensation expense as follows:
Cost of sales	$112	$96	$201	$122
Research and development	131	211	231	375
Selling, general and administrative	312	314	578	515

	$555	$621	$1,010	$1,012